Item 77 D-Policies with respect to securities investments

ALPS/CoreCommodity Management CompleteCommodities Strategy Fund

New Policy

1)

The ALPS/CoreCommodity Management CompleteCommodities Strategy Fund was previously a non‐diversified investment company for the diversification purposes of the Investment Company Act of 1940.  As a result of ongoing operations, the Fund became a diversified company.  The Fund may not resume operating in a non‐diversified manner without first obtaining shareholder approval.

2)

The Fund initially identified the Thomson Reuters/Jefferies CRB In-The-Ground Global Commodity Equity Index as a point of reference in the Fund’s principal investment strategies.  Effective August 31, 2014, it was determined that reference to an equity benchmark was no longer necessary.  Likewise, the Fund initially identified the Thomson Reuters/Jefferies CRB 3 Month Forward Index (the “Futures Index”) as a point of reference in the Fund’s principal investment strategies.  Effective August 31, 2014, it was also determined that reference to the Futures Index was no longer necessary.